Exhibit 5.1

Nomad Foods Limited Nemours Chambers PO Box 3170 Road Town Tortola British Virgin Islands	D +44 (0)1481 737166/ +44 (0)1481 752233 E william.simpson@ogier.com/ james.cooke@ogier.com Reference: WPS/JDC/166005.00002 21 December 2015

Dear Sirs

Nomad Foods Limited (the Company)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements to such form filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act) (filing number 333-208181) (the Document), relating to the resale of up to 134,776,355 ordinary shares of no par value of the Company as are specified in the Document (Shares).

1	Documents

In preparing this opinion, we have reviewed copies of the following documents:

(a)	the Document;

(b)	and:

(i)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 18 December 2015;

(ii)	the public information revealed from a search of each of the Civil Index Book and the Commercial Book, each from the date of the Company’s

Ogier Redwood House St Julian’s Avenue St Peter Port Guernsey GY1 1WA T +44 1481 721672 F +44 1481 721575 ogier.com	Partners Martyn Baudains Simon Davies Christopher Jones Marcus Leese Mathew Newman Bryon Rees William Simpson Frances Watson

incorporation, maintained by the British Virgin Islands’ High Court Registry on 18 December 2015 (together, the Public Records);

(iii)	a registered agent’s certificate dated 18 December 2015 issued by the Company’s registered agent (the Registered Agent’s Certificate);

(iv)	a copy of the register of members of the Company certified by the Company’s registered agent; and

(v)	board minutes of the directors of the Company dated 9 April 2014, 16 April 2015, 6 July 2015, 5 August 2015 and 23 November 2015 and the written resolutions of a committee of directors dated 8 July 2015 and 26 November 2015 authorising the issue of the Shares (the Directors’ Resolutions).

2	Assumptions

This opinion is given only as to the circumstances existing on the date hereof and as to British Virgin Islands law in force on this date. We have relied on the Registered Agent’s Certificate without further enquiry and upon the following assumptions, which we have not independently verified:

(a)	copies of documents or records provided to us are true copies of the originals which are authentic and complete;

(b)	there is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions appearing herein and, specifically, we have made no enquiry as to the laws or public policies of the State of New York;

(c)	the accuracy and completeness of each of the Registered Agent’s Certificate as at the date hereof; and

(d)	the information and documents disclosed by the searches of the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration by any party (other than the Company), or which is required by the laws of the British Virgin Islands to be delivered for registration by any party (other than the Company), which was not included and available for inspection in the Public Records.

3	Opinion

Based upon the foregoing, and subject to the qualifications expressed below, we are of the opinion that:

(a)	The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 and validly existing in good standing under the laws of the British Virgin Islands. It is a separate legal entity and is subject to suit in its own name.

(b)	The Shares to be sold as contemplated by the Document have been validly issued and are fully paid and non-assessable.

4	Limitations

We offer no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands (and we have not made any investigation into such laws);

5	Governing law and reliance

5.1	This opinion shall be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to the matters expressly stated herein. This opinion is confined to and given on the basis of the laws and practice in the British Virgin Islands at the date hereof.

5.2	We hereby consent to the filing of this opinion as an exhibit to the Document and to the reference to our firm in the prospectus constituting a part thereof.

Yours faithfully

Ogier

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